Exhibit 12(a)
[Form of Tax Opinion]

_____, 2016

DSM Global Growth Fund 2020 E. Financial Way, Suite 100 Glendora, California 91741	Touchstone Global Growth Fund 303 Broadway, Suite 1100 Cincinnati, Ohio 45202
DSM Global Growth & Income Fund 2020 E. Financial Way, Suite 100 Glendora, California 91741

Re:	Reorganizations of DSM Global Growth Fund and DSM Global Growth & Income Fund into Touchstone Global Growth Fund
Ladies and Gentlemen:
You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganizations (each a “Reorganization” and collectively, the “Reorganizations”) of DSM Global Growth Fund and DSM Global Growth & Income Fund (each a “Target Fund” and collectively, the “Target Funds”), each a series of Professionally Managed Portfolios, a Massachusetts business trust (the “Target Company”), and Touchstone Global Growth Fund (the “Acquiring Fund”), a series of Touchstone Strategic Trust, a Massachusetts business trust (the “Acquiring Company”). The Target Funds and the Acquiring Fund are each referred to herein as a “Fund.”
Each Reorganization contemplates the transfer of substantially all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest, no par value per share, of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund. As part of each Reorganization, each Target Fund will immediately thereafter distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and the Target Fund as soon as practicable thereafter will be terminated under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of _____, 2016 entered into by the Target Company, on behalf of the Target Funds, the Acquiring Company, on behalf of the Acquiring Fund, and for purposes of Sections 9.2, 10.5, 10.13 and 10.14 and Article VII thereof only, DSM Capital Partners LLC, the investment adviser for the Target Funds, and Touchstone Advisors, Inc., the investment adviser for the Acquiring Fund (the “Plan”).
In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Target Company, on behalf of the Target Funds,

and the Acquiring Company, on behalf of the Acquiring Fund, in letters dated _____, 2016. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.
Our opinion is based, in part, on the assumption that each Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.
For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Reorganization, that for U.S. federal income tax purposes:
1.The transfer by the Target Fund of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund, immediately followed by the pro rata distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the termination of the Target Fund as soon as practicable thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.No gain or loss will be recognized by the Acquiring Fund upon the receipt of substantially all the assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund. (Section 1032(a) of the Code).

3.No gain or loss will be recognized by the Target Fund upon the transfer of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares so received to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquiring Fund Shares. (Section 354(a) of the Code).

5.The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.    The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.    The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.    The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganizations on the Target Funds, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.
Facts
Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.
The Target Company and the Acquiring Company have each been registered and operated, since they commenced operations, as open-end management investment companies under the Investment Company Act of 1940, as amended. Each Target Fund is a separate series of the Target Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Each Target Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Reorganization occurs. All the outstanding shares of the Target Funds are treated as equity for federal income tax purposes. The Acquiring Fund is a newly created separate series of the Acquiring Company that will be treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Acquiring Fund was newly formed for the purpose of engaging in the Reorganizations and prior to the Effective Time will not conduct any business, except as necessary to facilitate its organization or maintain its legal existence. The only outstanding shares of the Acquiring Fund prior to the Effective Time will consist of shares issued to the sole shareholder of the Acquiring Fund to permit the sole shareholder to approve certain items related to the organization of the Acquiring Fund. The Acquiring Fund will elect to be taxed as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including, without limitation, the taxable year in which the Reorganizations occur. All the Acquiring Fund Shares issued in the Reorganizations will be treated as equity for federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire substantially all the assets of each Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of each Target Fund. Immediately thereafter, each Target Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and as soon as practicable thereafter, the Target Fund will be terminated under applicable state law. The assets of each Target Fund to be acquired by the Acquiring Fund will consist of all properties and assets of the Target Fund, including, without limitation, all cash, cash equivalents, securities, claims, receivables, goodwill, other intangible property, books and records, and all interests, rights, privileges and powers, owned by the Target Fund, and any prepaid expenses shown on the Target Fund’s books at the Effective Time. In each Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.
Following the Reorganizations, the Acquiring Fund will continue each Target Fund’s historic business or use a significant portion of the Target Fund’s historic business assets in its business. At the Effective Time, at least thirty-four percent (34%) of the total fair market value of each Target Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund. No Target Fund altered, or will alter, its portfolio in connection with its respective Reorganization to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objectives, strategies, policies, risks or restrictions in connection with the Reorganizations and the Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganizations.
In approving the Reorganizations, the Board of Trustees of the Target Company and Acquiring Company (each a “Board”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund(s) and the Board of the Target Company determined that the interests of the shareholders of the Target Funds will not be diluted as a result of the Reorganizations. In making such determination, each Board considered the operating efficiencies that may be achieved following the Reorganizations.
Conclusion
Based on the foregoing, it is our opinion with respect to each Reorganization that the transfer of substantially all the assets of the Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Target Fund followed by the complete liquidation of the Target Fund immediately thereafter and the termination of the Target Fund as soon as practicable thereafter will qualify as a reorganization under section 368(a)(1) of the Code.
The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Funds and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by each Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares and (iv) the basis and holding period of the Acquiring Fund Shares received by each Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.
Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.
This opinion is furnished to the Funds solely for their benefit in connection with the Reorganizations and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.
We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. _____) containing the Joint Proxy Statement/Prospectus dated _____, 2016 relating to the Reorganizations filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”); to the discussion of this opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement; and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
VEDDER PRICE P.C.